Exhibit 99.2

Tianli Agritech, Inc. Provides Preliminary 2011 Financial Guidance; Maintains 2010 Guidance

Reflects Revenue and Net Income Growth of Approximately 37% and 34%, Respectively

WUHAN CITY, CHINA--(Marketwire - 01/07/11) - Tianli Agritech, Inc. (NASDAQ:OINK - News) ("Tianli" or "the Company"), a leading producer of breeder hogs and market hogs based in Wuhan City, China, today announced its preliminary 2011 financial guidance as follows:

	2010 Guidance	2011 Guidance (1)	Approximate % Change

Revenue	$21.0 million	$28.0-$29.5 million	37%
Net Income	$8.1-$8.3 million	$10.5-$11.5 million	34%
EPS (2)	$0.90-$0.92	$1.04-$1.14	20%

(1) Excludes any potential acquisitions that have not been announced.
(2) Reflects weighted average outstanding shares of 9 million shares and 10.1 million shares for 2010 and 2011, respectively, reflecting the effect of the July 2010 IPO.

"We expect to benefit from additional production in 2011 as our newly constructed 9th farm ramps up to capacity," explained Tianli's Chairwoman and CEO, Ms. Hanying Li. "The demand for market and breeder hogs is being supported by China's strong economic growth. And with a solid cash balance and ongoing positive cash flows, Tianli continues to pursue the acquisition of additional farms in support of our growth objective."

The Company expects to sell between 120,000 to 124,000 hogs in 2011, with Tianli's 9th farm, which commenced operations in May 2010, projected to provide approximately 14,000 hogs in 2011.

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling hogs in the People's Republic of China. The Company is focused on growing healthy hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities. For more information about the Company, please visit http://www.tianli-china.com.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contacts:
Tianli Agritech, Inc.
Ms. Zoe Guo
US Representative
Phone: (818)-640-5616
Email: zoe@tianli-usa.com
Web: http://www.tianli-china.com
Investor Relations
John Mattio, SVP
HC International, Inc.
Tel: US +1-203-616-5144
Email: john.mattio@hcinternational.net
Web: http://www.hcinternational.net